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Exhibit 2.8

                                ESCROW AGREEMENT

          THIS ESCROW AGREEMENT (the "Escrow Agreement") dated as of May 23, 2000, is made by and among AppliedTheory Corporation, a Delaware corporation ("Parent"), and Robert J. Margulis (the "Company Stockholder").

          WHEREAS, Parent, The Cordada Group, Inc., a Washington corporation (the "Company"), AppliedTheory Seattle Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub") and the Company Stockholder have entered into an Agreement and Plan of Merger dated May 15, 2000 (the "Merger Agreement"), which provides that Merger Sub will be merged with and into the Company (the "Merger"), with the Company being the surviving corporation and becoming a wholly-owned subsidiary of Parent;

          WHEREAS, the Merger Agreement contemplates the establishment of an escrow account to secure the indemnification and other obligations of the Company and the Company Stockholder under the Merger Agreement;

          WHEREAS, the closing of the transactions contemplated by the Merger Agreement is taking place as of the date hereof and the execution of this Escrow Agreement by the parties is an express condition thereto; and

          WHEREAS, Parent has relied upon the representations, warranties and covenants of the Company and the Company Stockholder provided in the Merger Agreement and in the Schedules, Exhibits and other instruments or agreements delivered to and in favor of Parent pursuant to the Merger Agreement.

          NOW, THEREFORE, to induce Parent to proceed with the Closing and the Merger, and in further consideration of the mutual covenants and agreements contained herein and in the Merger Agreement, and intending to be legally bound, the parties hereto do hereby agree as follows:

          1. Defined Terms. Capitalized terms used and not otherwise defined in this Escrow Agreement shall have the meanings assigned to them in the Merger Agreement. In case of any conflict between the terms hereof and those of the Merger Agreement, the terms of the Merger Agreement shall prevail.

          2. Appointment of the Escrow Agent. Parent and the Company Stockholder hereby appoint Parent to serve as escrow agent ("Escrow Agent") to hold, safeguard and disburse the Escrow Fund (as defined below) subject to and in accordance with the provisions of this Agreement, and Escrow Agent hereby accepts such appointment.

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          3. Creation of the Escrow Fund. Upon the Closing of the Merger,
Parent as Escrow Agent shall hold in an account 160,000 shares of Parent Common Stock (the "Escrow Shares"), such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein. The Escrow Shares shall be (i) held in the Escrow Fund and (ii) beneficially owned by the Company Stockholder.

          4. Claims Against Escrow Fund. Subject to the provisions of Article IX of the Merger Agreement, the Company Stockholder has agreed to indemnify and hold harmless each of Parent and the Surviving Corporation from and against, and shall compensate and reimburse each of them for, Losses, as set forth therein. Upon compliance with the terms hereof, Parent shall be entitled to receive payment from the Escrow Fund for amounts owing in respect of any indemnification obligations or other claims under or pursuant to the Merger Agreement.

          (a) Parent shall give written notice (a " Claim Notice") to the Company Stockholder specifying in reasonable detail the nature and dollar amount of any claim (a "Claim") it is asserting under the Merger Agreement; provided, however, that Parent may make more than one Claim with respect to any underlying state of facts If the Company Stockholder wishes to object to a Claim, he shall provide Parent with a notice, executed by the Company Stockholder, specifying in reasonable detail the basis for his objection to the Claim (an "Objection Notice") within fifteen (15) business days following the date the Company Stockholder received the Claim Notice. If he shall not object to any Claim raised in the Claim Notice, he shall promptly countersign the Claim Notice and return a copy to each of the Parent and the Escrow Agent.

          (b) Upon the receipt by Parent of an Objection Notice, Parent and the Company Stockholder shall attempt in good faith to agree upon the rights of the respective parties with respect to each disputed Claim. If Parent and the Company Stockholder are able to resolve the issues raised in the Objection Notice, Parent and the Company Stockholder shall provide Escrow Agent with a written notice executed by both the Company Stockholder and an officer of Parent setting forth the substance of such agreement.

          (c) If no such agreement can be reached after good faith negotiation (a "Dispute") within thirty (30) days after the receipt by Parent of the Objection Notice, such Dispute shall be submitted to mandatory and binding arbitration within fifteen (15) days of the end of such 30-day period. The arbitration shall be pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") and the decision of the arbitrators as to the validity and amount of any Claim that is the subject of a Dispute shall be binding and conclusive upon the parties to this Agreement and Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. The arbitration hearing shall be held in New York, New York. The arbitration panel will have no power or authority, under the Commercial Arbitration Rules of the AAA or otherwise, to relieve the parties from their agreement hereunder, to arbitrate or otherwise to amend or disregard any provision of this Agreement, including without limitation, the provisions of this Section 4. Any award rendered by the arbitration panel will be final, conclusive and

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binding upon the parties and any judgment hereon may be entered and enforced in any court of competent jurisdiction.

          5. Valuation of Parent Common Stock. Parent and the Company Stockholder hereby agree that for the purpose of determining the number of Escrow Shares necessary to satisfy a Claim, the Escrow Shares shall be valued at the last price per share as quoted on the Nasdaq Stock Market on the last trading day immediately preceding the day when such shares are transferred to Parent in satisfaction of such Claim, pursuant to Parent's right to indemnification under Article IX of the Merger Agreement.

          6. Expiration Of Escrow Period.

          (a)  The Escrow Fund shall remain in existence for a period of twelve
(12) months commencing on the Closing Date of the Merger (the "Escrow Period"); provided, however, that any Escrow Shares which shall continue to be maintained in the Escrow Fund beyond the Escrow Period pursuant to Section 6(b) shall be held subject to the terms hereof.

          (b) If, upon expiration of the Escrow Period, Parent shall have asserted a Claim and such Claim is pending or unresolved on the date of the expiration of the Escrow Period, the Escrow Agent shall retain in the Escrow Fund that portion of the Escrow Fund, net of any distributions made or to be made with respect to other Claims, equal in value to the Loss asserted in such Claim until such matter is finally resolved. If it is determined that Parent is entitled to recovery on account of such Claim, in compliance with the provisions of Section 4 hereof, Parent shall withdraw and become the beneficial owner of the amount of Escrow Shares having a value equal to the amount due and payable with respect to such Claim.

          (c) In the event that no Claims are made or are pending by or at the end of the Escrow Period, and to the extent that stated Claims or Disputes do not implicate all of the Escrow Shares, the remaining portion of the Escrow Fund shall be disbursed to the Company Stockholder.

          7. Escrow Agent's Rights And Responsibilities. To induce the Escrow Agent to act hereunder, it is further agreed that:

          (a) The Escrow Agent shall not be under any duty to give the property held hereunder any greater degree of care than it gives its own similar property.

          (b) The Escrow Agent may engage legal counsel who may not be counsel to either Parent or the Company Stockholder and may act upon advice of such counsel in reference to any matter connected herewith and shall not be liable for any acts or omissions taken or suffered pursuant to the opinion of such counsel. The fees and expenses of such counsel shall be deemed to be a proper expense for which the Escrow Agent will have a lien against the Escrow Fund.

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          (c)  The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the Company Stockholder executing or delivering or purporting to execute or deliver this Escrow Agreement or any documents or papers deposited or called for hereunder. The Escrow Agent shall be protected in acting upon any notice, request, consent, certificate, order, affidavit, letter, telegram or other paper or document reasonably believed by it to be genuine and correct and to have been signed or sent by the Company Stockholder.

          (d) The Escrow Agent is authorized to rely on the written instructions of the Company Stockholder as being the acts of the Company Stockholder.

          (e) The duties of the Escrow Agent shall be as expressed under this Escrow Agreement, and the Escrow Agent shall have no implied duties. The permissive right or power to take any action shall not be construed as a duty to take action under any circumstances, and the Escrow Agent shall not be liable except in the event of its gross negligence or willful misconduct.

          (f) The Escrow Agent shall not be called upon to advise the Company Stockholder as to his rights and obligations hereunder.

          (g) In consideration of its acceptance of the appointment as the Escrow Agent, and except with respect to the Escrow Agent's own gross negligence or willful misconduct or acts or omissions by the Escrow Agent not in good faith, the Company Stockholder agrees to indemnify and hold the Escrow Agent, its directors, officers, employees, affiliates or agents harmless as to any loss or liability incurred by it to any person, firm or corporation by reason of its having accepted the same or in carrying out any of the terms hereof, and to reimburse Escrow Agent for all its expenses, including reasonable attorney's fees, incurred by reason of its position hereunder or actions taken pursuant hereto. The Escrow Agent shall have no liability under, or duty to inquire into, the terms and provisions of this Escrow Agreement, and it is agreed that its duties are purely ministerial in nature and that Escrow Agent shall incur no liability whatsoever except for willful misconduct or gross negligence so long as it has acted in good faith. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages. This Section 7(g) shall survive the termination of the Escrow Agreement.

          (h) In the event the Escrow Agent becomes involved in litigation by reason hereof, it is hereby authorized to deposit with the clerk of the court in which the litigation is pending any and all funds, securities or other property held by it pursuant hereto, less its fees, expenses and advances, and thereupon shall stand fully relieved and discharged of any further duties hereunder. Also, in the event the Escrow Agent is threatened with litigation by reason hereof, it is hereby authorized to implead all interested parties in any court of competent jurisdiction and to deposit with the clerk of such court any such funds, securities or other property held by it pursuant hereto, less its fees, expenses and advances, and thereupon shall stand fully relieved and discharged of any further duties hereunder.

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          (i)  The Company Stockholder acknowledges that Parent may have a conflict of interest with respect to its duties as Escrow Agent, and in such regard Parent will act in its own best interests.

          8. Resignation Of Escrow Agent. The Escrow Agent, or any successor, may resign as Escrow Agent hereunder by giving 30 days' written notice thereof to the Company Stockholder and Parent by registered or certified mail. Such resignation shall become effective following such written notice upon the earlier of the appointment by Parent and the Company Stockholder of a successor escrow agent that accepts the appointment and agrees to be bound by the provisions of an agreement substantially similar to this Escrow Agreement or the expiration of 30 days thereafter. Upon the effectiveness of such resignation, all duties hereunder of the Escrow Agent so resigning shall cease. The Company Stockholder and Parent shall have the right to terminate the appointment of the Escrow Agent hereunder by giving written notice thereof to the Escrow Agent, specifying the date upon which such termination shall take effect. A condition precedent to such termination shall be the designation of a successor escrow agent, selected by Parent and the Company Stockholder, that has accepted the appointment and agreed to be bound by the provisions of an escrow agreement substantially similar to this Escrow Agreement. In the event of such termination, the Escrow Agent shall deliver to such successor escrow agent the Escrow Fund, and any other sums and the records and instruments held by it under this Escrow Agreement.

          9. Voting. During the term of this Escrow Agreement, the Company Stockholder shall be deemed the owner of and shall have voting power over all Escrow Shares held in the Escrow Fund.

          10. Records. The Escrow Agent shall maintain a record of all Claims against the Escrow Fund filed with it pursuant to Section 4 hereof, a record of all such Claims which shall become payable thereunder and a record of all payments from the Escrow fund to Parent.

          11. Dividends And Distributions. During the term of this Escrow Agreement any dividends or other distributions on the Escrow Shares that are made in the form of cash or any other form of property, except for ownership rights in Parent or any subsidiary thereof, shall be distributed to the Company Stockholder. During the term of this Escrow Agreement any dividends or other distributions on the Escrow Shares that are made in the form of capital stock or any other form of ownership interest in Parent or any of its subsidiaries shall remain in the Escrow Fund until the end of the term of this Escrow Agreement.

          12. Parent Rights. Parent's right to payment for Losses is, in all cases, in addition to and not in substitution of any other rights or remedies available to Parent under the Merger Agreement, any other agreement in respect of the transactions contemplated thereby, or by operation of law or in equity, including the right to specific performance or injunctive relief.

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          13. Notices. All notices and other communications pursuant to this
Escrow Agreement shall be in writing and shall be deemed given if delivered personally, sent by a nationally recognized overnight courier, or mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by facsimile (followed with a copy sent by courier or registered or certified mail return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by notice hereunder):

                           To Parent:       AppliedTheory Corporation
                                            1500 Broadway, 3rd Floor
                                            New York, NY  10036
                                            Fax:  (212) 398-7070
                                            Attention:  David A. Buckel
                                            Senior Vice President and Chief
                                              Financial Officer

                      with a copy to:       Dewey Ballantine LLP
                                            1301 Avenue of the Americas
                                            New York, NY 10019-6092
                                            Attention: Frank E. Morgan, II, Esq.
                                            Fax:  (212) 259-6333

          To the Company Stockholder:       Robert J. Margulis
                                            c/o The Cordada Group, Inc.
                                            2310-130th Avenue, Northeast, B-201
                                            Bellevue, WA 98005-1575

                      with a copy to:       Preston Gates & Ellis
                                            701 5th Avenue, Suite 5000
                                            Seattle, WA 98104
                                            Attn: G. Scott Greenburg, Esq.
                                            Fax:  (425) 869-4070

All such notices and other communications shall be deemed to have been received
(a) in the case of personal delivery, on the date of such delivery, (b) in the case of delivery by nationally recognized overnight courier, on the business day following dispatch, (c) in the case of mailing, on the third business day following such mailing, and (d) in the case of a facsimile, when the party receiving such facsimile shall have confirmed receipt of the communication (or when the copy sent by courier or registered or certified mail shall have been deemed to have been received pursuant to clause (a), (b) or (c)).

          14. Successors And Assigns. This Escrow Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

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          15. Governing Law. This Escrow Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the choice of law principles thereof.

          16. Expenses. Except as provided in Section 7, in the event of any dispute that results in a suit or other legal proceeding to construe or enforce any provision of this Escrow Agreement or because of an alleged breach, default or misrepresentation in connection with any of the provisions of this Escrow Agreement, the parties hereto agree that each party shall be responsible for its own attorneys' fees and other costs incurred in any action or proceeding.

          17. Counterparts. This Escrow Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original hereof, but all of which together shall constitute one agreement.

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          IN WITNESS WHEREOF, the undersigned have executed this Escrow
Agreement to be effective as of the day and year first above written.


                             APPLIEDTHEORY CORPORATION

                             By: /s/ Danny E. Stroud
                                ---------------------------------
                                 Danny E. Stroud
                                 Vice President, Corporate
                                 Development

                             COMPANY STOCKHOLDER

                             /s/ Robert J. Margulis
                             ------------------------------------
                             Robert J. Margulis